EXHIBIT 99.2

Wednesday August 22, 11:18 am Eastern Time
Press Release
SOURCE: Bion Environmental Technologies, Inc.

Bion Announces Mass Balance Trials Successfully Completed and Further Development of Integrated Energy Platform

NEW YORK--(BUSINESS WIRE)--Aug. 22, 2001--Bion announces today the Mass Balance Analysis of its DreamMaker NMS (Nutrient Management System)(TM) in New York State (announced December 12, 2000) has been completed with extremely positive results.

The phosphorus and nitrogen removals from the total CAFO (Confined Animal Feeding Operation) waste stream approximated 80%. Additionally, measurements on the primary odor producing compounds indicate levels low enough to essentially eliminate odor problems associated with CAFO waste handling.

"The Bion NMS(TM) reductions of phosphorus and nitrogen from CAFO waste streams combined with the demonstrated low levels of odor producing elements will allow dairies and hog raising facilities to operate in an economically and environmentally satisfactory manner," according to Dr. James Morris, Bion's Chief Technology Officer.

Further research and development will be focused on the system acceleration of the current Bion NMS(TM) system to increase capacity and lower costs as well as integrating the Bion NMS(TM) with a methane digestion system, in order to create additional revenue streams from the sale of electricity and natural gas.

"We are confident that the Bion NMS(TM) can be run at significantly higher speeds which will substantially reduce the costs to both Bion and its clients," said David Mitchell. "Further, if we can successfully integrate Bion's technology with methane digestion, Bion will be able to provide a technology platform which will fully utilize the valuable resources (nutrients, water and energy) in the CAFO waste stream to generate revenue for Bion from waste fees, BionSoil(R) and Fertilizer products, and electricity generation."

The Bion NMS(TM) at DreamMaker Dairy has been developed based on Bion's existing technology platform. The accelerated Bion NMS(TM) technology, first deployed at DreamMaker during the fall of 2000, has now been placed in a fully contained tank system. This NMS(TM) has a real-time computerized monitoring and control system, which enables Bion to record and alter the material operating conditions of the NMS(TM) and to correlate the data obtained in the Mass Balance Analysis. The computerized module allows the NMS(TM) to be remotely monitored to insure efficient operation. This capability not only allows superior waste handling, but also allows Bion to control the parameters associated with the production of BionSoil and Fertilizer, Bion's line of organic soil and fertilizer products, insuring a level of organic consistency presently unobtainable in the marketplace. As a result, organic soil products will for the first time be able to be marketed with the consistent quality of chemical soil and fertilizer products. This will allow Bion to utilize existing large sale distribution channels, for the roll-out of its BionSoil and Fertilizer products.

The Mass Balance Analysis at DreamMaker is based on seven separate comprehensive sets of system sampling data taken from July 16 through August 6, 2001. The data was analyzed by two independent laboratories. Essentially, Mass Balance Analysis traces the components of the entire waste stream in a CAFO, starting from the the animal, through all air, solid and water volumes until it leaves the Bion NMS(TM) system.

The waste stream is processed in tanks and all water and solid volumes and components are accounted for upon entering the tanks, and all air, solids and effluent emissions are quantified and identified exiting the tanks. As a result, Bion can account for all of the component parts of the waste stream and provide a report based upon samples analyzed by independent labs documenting as to the disposition of each aspect of the waste stream. This total accounting is referred to as Mass Balance Analysis. It essentially quantifies each component of the waste stream entering the system and subsequently verifies what becomes of each component in the system. As an example, the results demonstrate that approximately 80% of the phosphorus entering the system in the waste stream is exiting the Bion NMS(TM) as part of the solids that will be processed into BionSoil and Fertilizer. That significantly reduces the phosphorus volume in the effluent, which is a major source of water pollution and, as a result, this scientific data quantifies the benefit both environmentally, and financially, since the removal of phosphorus from waste water is a known cost to the waste water treatment industry.

"Bion will be able to guarantee the minimized levels of nutrients in the effluent from its systems. This will be an integral part of our commercial service contracts going forward. Mass Balance Analysis provides real time accounting and verification, which will be a key for further acceptance by the CAFO industry, environmentalists and state and federal regulatory communities," said David Mitchell.

Bion Environmental Technologies, Inc., a publicly traded company (symbol:
BION), is a full service waste management company that has served the Livestock Industry since 1989. The Company uses technologies that are revolutionizing the way farm management is addressed by expanding both economic and environmental opportunities. Bion systems incorporate a patented biological process that safely converts animal waste into nutrient rich soil and fertilizer products, which are valued for their high organics, slow release nutrients, and odorless characteristics. Bion's family of products are used in home gardens, potting soils, organic farms, golf courses, athletic fields, and soil remediation projects. There are currently 14 Bion systems across the nation.

This material includes forward-looking statements based on management's current reasonable business expectations. These statements are made in reliance on the Private Securities Litigation Reform Act, Section 27A of the Securities act of 1933, as amended. There are numerous risks and uncertainties that could result in actual results differing materially from expected outcomes. The material should be read in conjunction with the Company's current annual and quarterly reports filed with the SEC, which contain discussions of currently known factors that could significantly impact the Company's future expectations.
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Contact:
     Bion Environmental Technologies, Inc., New York
     David Mitchell, 212/758-6622